Exhibit 10.1

LETTER OF INTENT

THIS BINDING LETTER OF INTENT is dated as of the 16th day of December, 2009.

BETWEEN:

ICP SOLAR TECHNOLOGIES INC.
a corporation duly formed under the laws of the State of Nevada with its principal office at: 7075 Place Robert-Joncas, Montreal, Quebec, Canada H4M2Z2

(hereinafter referred to as "ICP")

On the First part

AND:

EPOD ERNEUEBARE ENERGIEN.
a corporation duly formed under the laws of Germany with its principal office in Ketten, Germany

(hereinafter referred to as "EEE")

AND:

Volkersleier GmbH & Co-KG, a corporation duly formed under the laws of Germany with its principal office in Ketten, Germany

(hereinafter referred to as "Volkersleier")

On the Second part

(Hereinafter Collectively called the "Parties")

This exclusive binding letter of intent ("Binding LOI") is entered into by and between the Parties and sets out the basis for the acquisition of 9% (nine percent) of the total number of issued and outstanding shares of common stock Volkersleier, a wholly owned subsidiary of EEE, by ICP under the following terms and conditions:

1.

The Company shall acquire a total of 9 shares of common shares of Volkersleier ("Volkersleier Shares"), representing 9% (nine percent) of the total number of issued and outstanding shares of common stock Volkersleier ("Volkersleier Common Shares") held by EEE for a purchase price equal to $328,500 to be paid as follows: (i) 4,600,000 (four million six hundred thousand) shares of common stock of ICP at a price of $0.07 per share.

2.

The Parties agree that EEE shall grant ICP an option to purchase additional shares of Volkersleier ("Option") representing up to 91% (ninety-one percent) of the Volkersleier Common Shares for a period of 6 (six) months from the signing of this Binding LOI. (Option Period"").

3.

The Parties agree and undertake to enter into a mutually agreeable definitive share purchase agreement and any other documents necessary for the Acquisition ("Acquisition Documents"), within 30 (thirty days) of the signing of this Binding LOI, or as soon as practicable thereafter.

4.

In the event that Acquisition Documents are not entered into by the Parties within 90 (ninety) days from the signing of this Binding LOI, then this Binding LOI shall become null and void.

5.

Volkersleier undertakes and guarantees not to enter into, engage in, nor entertain to enter into any change of control transactions independently, with other third parties at any time during the term of this Binding LOI.

6.

The Parties warrant that each has obtained all requisite approvals and that each has the authority to enter into this Binding LOI.

7.

This Binding LOI shall be binding on the Parties as of the date of signature hereof.

8.

This Binding LOI shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada. The Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

IN WITNESS WHEREOF the parties hereto have executed this Binding Letter of Intent as of the day and year first above written.

ICP SOLAR TECHNOLOGIES INC.

By: /s/ Sass Peress

Sass Peress, President and CEO

EPOD ERNEUEBARE ENERGIEN

By: /s/ Michael Matvieshen

Michael Matvieshen, President and CEO

VOLKERSLEIER GMBH & CO-KG

By: /s/ Michael Matvieshen

Michael Matvieshen, President and CEO